Exhibit 99.1

Press Release

GameTech Announces New Director, Scott Shackelton

RENO, Nev., Oct. 5, 2004 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced that Scott Shackelton has been appointed to its Board of Directors. His recent experience includes assisting in the preparation and sale of Sierra Design Group to Alliance Gaming Corporation. Shackelton’s extensive background in the gaming industry includes his service as CFO for Innovative Gaming Corporation of America, vice president of finance and treasurer of International Game Technology and numerous senior financial positions for Harrah’s Entertainment Inc. In addition, Shackelton served as CFO and assisted in the sale of IGO Corporation, a company that specialized in battery units and accessories for mobile technology products.

Shackelton will serve on three of the board’s key committees – audit, nominating and compensation.

The announcement was made by GameTech president and CEO, John Furman, who stated, “We are pleased to welcome Scott to our Board of Directors. His years of management experience in financial matters within gaming companies will provide great insight to our Board and GameTech. In addition, his understanding of technology is a benefit to us as we continue to develop new innovations to further electronic bingo. We are looking forward to having Scott provide his knowledge and expertise.”

Shackelton, who holds a bachelors degree and MBA from the University of Southern California, is a certified public accountant and has held gaming licenses in 12 states. He is also a trustee of the WS Johnson Foundation which provides funding for disadvantaged family and youth programs.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software. The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

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